ARHAUS ANNOUNCES K.C. MOSS AS CHIEF DIGITAL OFFICER BOSTON HEIGHTS, Ohio (September 30, 2026)—Arhaus, Inc. (“Arhaus” or the “Company”) (NASDAQ: ARHS), a premium home furnishing brand known for responsibly sourced, artisan-crafted products and heirloom-quality design, today announced the appointment of K.C. Moss as the Company’s first Chief Digital Officer, effective September 30, 2026. Moss will report directly to John Reed, Founder and Chief Executive Officer, and join the Company’s executive leadership team. The creation of the Chief Digital Officer role reflects Arhaus’ focus on accelerating eCommerce growth, expanding the reach of its brand, and creating new and inspiring ways for clients to discover and engage with Arhaus. In this newly created role, Moss will lead the Company’s digital strategy, with responsibility for eCommerce, digital product and experience, personalization, and client data and analytics. “Over the past 40 years, we have built a differentiated luxury home furnishings brand around beautiful, artisan-crafted product, and an exceptional client experience,” said John Reed, Founder and Chief Executive Officer. “As Arhaus continues to grow and reach more clients, we believe the opportunity ahead is significant. Digital will be an important part of how we build on our strengths, deepen client relationships, and capture that opportunity.” Moss brings more than 25 years of experience building and leading digital businesses, with deep expertise across eCommerce, digital product, customer experience, personalization, digital merchandising, and omnichannel capabilities. Her experience building and scaling digital businesses will be instrumental as Arhaus accelerates its eCommerce growth and expands its reach. “Arhaus has built a truly distinctive brand around beautiful, artisan-crafted product, and an omni-luxury client experience,” said K.C. Moss, Chief Digital Officer. “I am excited to build on that strength by creating more seamless and inspiring ways for clients and design professionals to engage with Arhaus, broaden our reach, and deepen client relationships.” About Arhaus Founded in 1986 by Chief Executive Officer John Reed and his father, Arhaus is a premium home furnishings brand built on a simple idea: furniture and décor should be responsibly sourced, lovingly made, and built to last. Arhaus operates a vertically integrated model, designing and sourcing products directly from skilled artisans and carefully selected manufacturing partners around the world, including domestic upholstery production at its own North Carolina manufacturing facility. This approach enables Arhaus to offer a highly exclusive and customizable assortment of heirloom-quality furniture and décor designed to be used and enjoyed for generations. With more than 100 Showroom locations across the United States, Arhaus’ integrated omni-channel model connects every client touchpoint, from Showroom and interior design to eCommerce and catalog, allowing Arhaus to meet clients wherever and however they choose to shop while delivering a highly personalized client-first experience from discovery through delivery. For more information, please visit www.arhaus.com. Investor Contact Tara Atwood Saja Vice President, Head of Investor Relations (440) 439-7700 invest@arhaus.com